Exhibit 99.1

COMMUNITY SAVINGS BANCORP, INC. AND COMMUNITY SAVINGS ANNOUNCE MEMBER APPROVAL OF PLAN OF CONVERSION AND CLOSING OF STOCK OFFERING

Caldwell, Ohio, December 23, 2016 – Community Savings Bancorp, Inc. (the “Company”), the proposed holding company for Community Savings (the “Bank”), announced today that at a special meeting of members of the Bank held on December 21, 2016, the members voted to approve the Bank’s Plan of Conversion.

The Company also announced that it has completed its stock offering.  The Company’s stock offering and the simultaneous mutual-to-stock conversion of the Bank are expected to close during the week of January 9, 2017, subject to final regulatory approvals, and the Company will provide more information as soon as it is available.  You may also contact the stock information center, toll-free, at (877) 821-5775 between 10:00 a.m. and 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays.

Shares of the Company’s common stock are expected to be quoted on the OTC Pink Marketplace upon the closing of the offering and Conversion, which remain subject to final regulatory approvals, including approval of the amount of stock sold in the offering.

Forward-Looking Statements

This press release contains forward-looking statements about the offering and the conversion.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, delays in receiving final regulatory approvals, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

Contact:
Community Savings Bancorp, Inc.
Barry Parmiter, (740) 732-5678
President and Chief Executive Officer